UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 1, 2014
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GENERAL MOTORS COMPANY
(Exact Name of Registrant as Specified in its Charter)
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DELAWARE (State or other jurisdiction of incorporation)	001-34960 (Commission File Number)	27-0756180 (I.R.S. Employer Identification No.)
300 Renaissance Center, Detroit, Michigan (Address of Principal Executive Offices)	48265-3000 (Zip Code)

(313) 556-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

U.S. Sales

On April 1, 2014, General Motors Company issued a news release announcing March 2014 U.S. sales. The release and charts are attached as Exhibit 99.1.

Venezuelan Operations

Previously we utilized the official exchange rate of Bolivar Fuerte (BsF) 6.3 to $1.00 set by the Venezuelan government for remeasuring the net assets of our Venezuelan subsidiaries. Effective March 31, 2014 we are changing the exchange rate we use for remeasuring these amounts to the rate determined by an auction process conducted by Venezuela’s Complimentary System of Foreign Currency Administration (“SICAD I”). At March 31, 2014 the SICAD I exchange rate was BsF 10.7 to $1.00.

This change in exchange rate was made as we believe the SICAD I rates are the most representative rates to be used for remeasurement, as the official rate of BsF 6.3 to $1.00 will increasingly be reserved only for the settlement of USD-denominated obligations related to purchases of “essential goods and services” and future dividends will likely not be paid at the official rate. The net assets of our Venezuelan subsidiaries may be impacted by periodic auctions in SICAD I rates which may have a material impact to the results of operations in Venezuela in future quarters.

We expect this change in exchange rate to result in a pre-tax remeasurement charge of approximately $400 million in the three months ended March 31, 2014. The remeasurement charge will be treated as special for EBIT-adjusted reporting purposes.

EXHIBIT

Exhibit	Description	Method of Filing

Exhibit 99.1	U.S. Sales Release and Charts Dated April 1, 2014	Attached as Exhibit

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)
/s/ THOMAS S. TIMKO
Date: April 3, 2014	By:	Thomas S. Timko Vice President, Controller and Chief Accounting Officer